[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom announces a 28% year-on-year increase in revenues compared to 2005 and a 35%
increase in net income (excluding cost of Stock Appreciation Rights1 (“SARs”)

FY 2006 versus FY 2005:

28% increase in revenues
10% increase in operating income
(26% excluding cost of SARs)
12% increase in net income
(35% excluding cost of SARs)

4Q06 versus 4Q05:

43% increase in revenues
7% increase in operating income
(63% excluding cost of SARs)
11% increase in net income
(82% excluding cost of SARs)

4Q06 versus 3Q06:
10% increase in revenues
23% decrease in operating income
(10% increase excluding cost of SARs)
19% decrease in net income
(24% increase excluding cost of SARs)

Note (1): The Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan were approved by the Company’s Board of Directors in September 2005. Seventy-five percent of the SARs granted shall be subject to time vesting, twenty-five percent of the SARs granted were subject to performance vesting upon the Company’s common stock achieving a closing trading price of at least $50.00 per share for thirty consecutive days, which took effect in February, 2007. The fair value of each SAR award is estimated at the end of each reporting period using the Monte Carlo simulation-based valuation model. The Company adopted SFAS No. 123R “Accounting for Stock-based Compensation – Revised” as of January 1, 2006 using the modified prospective method in its accounting for SARs and stock options. In accordance with this method, the consolidated financial statements for prior periods have not been restated. The total cost of SARs expense was $17.5 million net of tax, for year ended December 31, 2006. Of this amount, $12.7 million was incurred during the fourth quarter of 2006, when the stock price increased from $30.25 to $46.84 per share. In 2005 there were no SARs related expenses. Presently, Golden Telecom is reviewing its SARs program and investigating other forms of equity based compensation for its employees to decrease volatility of related expenses. A reconciliation of all non-GAAP items to the most directly comparable GAAP financial measures is included in this press release as Attachment D through G.

MOSCOW, Russia (March 15, 2007) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2006.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “The fourth quarter concluded a great year for our Company. The strategy we embarked upon last year has already started to bear fruit. Our revenues grew by 28% when compared to 2005. During the same period our EBITDA2 grew 23% without costs of SARs. If we compare 4Q06 with 4Q05, the revenue growth was 43% while our EBITDA without cost of SARs grew by 41%. In the fourth quarter of 2006 approximately 39% of our revenues came from the regions, where our business grew by 46% compared to the fourth quarter of 2005. At the same time we continue to grow in our core market – Moscow, where our revenues increased by 41%. Both in Moscow and in the regions our revenues are growing more than twice the market rate.”

Among our major achievements in 2006 were:

•	Completion of our Federal Transit Network (“FTN”) and allocation of long distance access codes;

•	Rollout of the world’s largest commercial metropolitan WiFi network in Moscow;

•	Launch of the Fixed-to-Mobile Convergence (“FMC”) project in Ukraine;

•	Start of Fiber-to-the-Building (“FTTB”) networks rollout in major cities;

•	First step into digital TV broadcasting market through acquisition of Fortland; and

•	Agreement to acquire Corbina Telecom, operator of the largest FTTB network in the CIS.

Our goal is to make Golden Telecom the leading fixed-line communication operator in Russia and the CIS.

FINANCIAL OVERVIEW

Financial performance and operations

The table below illustrates the consolidated results for the fourth quarter and year ended December 31, 2006 compared to previous periods.

(In Millions, Except Per Share Data)

	4Q06	4Q05	y-o-y	3Q06	q-o-q	2006	2005	y-o-y
Consolidated revenues	$250.8	$175.5	+43%	$228.7	+10%	$854.6	$667.4	+28%
EBITDA	$55.6	$50.0	+11%	$63.1	-12%	$227.4	$200.0	+14%
EBITDA Margin	22%	28%	—	28%	—	27%	30%	-
EBITDA (without costs of SARs)	$70.4	$50.0	+41%	$65.5	+7%	$246.9	$200.0	+23%
EBITDA Margin (without costs of SARs)	28%	28%	—	29%	—	29%	30%	-
Operating income	$28.4	$26.5	+7%	$36.7	-23%	$127.2	$116.0	+10%
Operating margin	11%	15%	—	16%	—	15%	17%	-
Operating income (without costs of SARs)	$43.2	$26.5	+63%	$39.1	+10%	$146.7	$116.0	+26%
Operating margin (without costs of SARs)	17%	15%	—	17%	—	17%	17%	-
Net income	$19.8	$17.9	+11%	$24.2	-19%	$85.5	$76.1	+12%
Net income per share – basic	$0.54	$0.49	+11%	$0.70	-19%	$2.34	$2.09	+12%
Net income (without costs of SARs)	$32.5	$17.9	+82%	$26.3	+24%	$103.0	$76.1	+35%
Net income per share – basic (without costs of SARs)	$0.89	$0.49	+82%	$0.72	+24%	$2.81	$2.09	+34%

Note (2): This press release presents measures not derived in accordance with generally accepted accounting principles, including EBITDA and EBITDA excluding cost of SARs. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in Attachments D through G.

Remarking on the 2006 results, Boris Svetlichny, Chief Financial Officer, noted, “I am especially pleased with the growth of our revenue, which in the fourth quarter grew 10% above the third quarter of 2006. Our ongoing regional expansion and high customer loyalty in our core markets in Moscow and St. Petersburg were two foundations of the increase in sales. Our EBITDA margin in 2006 was maintained at 29%, excluding the costs of SARs incurred during the year due primarily to an increase in our share price.

Our financial ratios remained extremely healthy, with S&P and Moody’s both upgrading our ratings to BB and Ba3, respectively in the fourth quarter of 2006. In January 2007, we signed a $275 million syndicated loan facility to help finance our continued broadband rollout, regional expansion and the acquisitions of Corbina Telecom and Fortland. Fifteen international lenders participated in the transaction arranged by Citigroup and ING Bank. Combined with cash flows generated by our businesses this credit facility allows us to continue to invest into new projects and the consolidation of alternative operators”.

The following table presents our consolidated segment information for our various lines of business.

(In Millions)

Revenues:	4Q06	4Q05	y-o-y	3Q06	q-o-q	2006	2005	y-o-y
Business and Corporate	$141.5	$103.2	+37%	$129.5	+9%	$487.2	$387.4	+26%
Carrier and Operator	94.4	57.2	+65%	85.5	+10%	309.1	221.4	+40%
Consumer Internet	12.9	11.9	+8%	11.3	+14%	48.6	44.5	+9%
Mobile	2.0	3.0	-33%	2.4	-17%	9.6	14.1	-32%

Total consolidated revenue	$250.8	$175.5	+43%	$228.7	10%	$854.6	$667.4	+28%

Operating Income:
Business and Corporate	$32.9	$25.2	+31%	$35.5	-7%	$125.4	$102.3	+23%
Carrier and Operator	6.2	4.8	+29%	8.9	-30%	27.9	27.5	+1%
Consumer Internet	(5.6)	(1.3)	-311%	(2.7)	-107%	(8.0)	(1.4)	-471%
Mobile	(0.5)	0.6	-183%	0.2	-350%	0.7	3.6	-81%
Corporate and Eliminations	(4.6)	(2.8)	-64%	(5.2)	-12%	(18.8)	(16.0)	-18%

Total consolidated operating income	$28.4	$26.5	+7%	$36.7	-23%	$127.2	$116.0	+10%

Operating Income (without costs of SARs):
Business and Corporate	$37.9	$25.2	+50%	$36.1	+5%	$132.4	$102.3	+29%
Carrier and Operator	9.7	4.8	+102%	9.4	+3%	32.5	27.5	+18%
Consumer Internet	(5.3)	(1.3)	-308%	(2.7)	-96%	(7.5)	(1.4)	-436%
Mobile	(0.5)	0.6	-183%	0.2	-350%	0.7	3.6	-81%
Corporate and Eliminations	1.5	(2.8)	+154%	(3.9)	+138%	(10.8)	(16.0)	-33%

Total consolidated operating income (without costs of SARs)	$43.2	$26.5	+63%	$39.1	+10%	$146.7	$116.0	+26%

Business and Corporate Services

In Business and Corporate Services (“BCS”), the Company’s largest line of business, revenues increased by $38.3 million to $141.5 million in the fourth quarter of 2006 over the same period in 2005 and increased by $12.0 million over the third quarter of 2006. The revenues for the full year were $487.2 million, a $99.8 million increase compared to 2005 results. The strong revenue growth in the Company’s BCS line of business is due to several factors, including:

•	Increasing demand for our services driven by macro-economic expansion in Russia, Ukraine and other countries in the CIS;

•	The selling of additional services to current customers, particularly in data services;

•	Regional expansion, both organic and through acquisitions;

•	The slowing of tariff erosion in Russia; and

•	Implementation of the new Calling Party Pays (“CPP”) rules from July 1, 2006 leading to increased revenues.

Operating income in BCS increased by $7.7 million from $25.2 million to $32.9 million from the fourth quarter 2005 to the fourth quarter 2006, and decreased by $2.6 million from $35.5 million from the third to the fourth quarter of 2006. The operating income for the full year was $125.4 million, a $23.1 million increase compared to 2005 results.

Excluding costs of SARs operating income in BCS increased by $12.7 million from $25.2 million to $37.9 million from the fourth quarter 2005 to the fourth quarter 2006, and increased by $1.8 million from $36.1 million from the third to the fourth quarter of 2006.

In December 2006, the Company received the necessary access codes (‘51’ for domestic long distance calls, ‘56’ for international long-distance calls). Now customers who do not have direct access to our networks can use either the ‘Carrier Select’ service or ‘Carrier Pre-Select’ whereby their Domestic Long Distance and International Long Distance services (“DLD/ILD”) calls will be automatically transferred to Golden Telecom’s network. The Company continues to carry costs associated with the Federal Transit Network with the most significant items being:

•	Network upgrade and maintenance costs

•	Rent of technical facilities and cable lines

•	Interconnection fees

Presently, only two alternative operators (including Golden Telecom) have received access codes for provision of DLD/ILD services.

Carrier and Operator Services

In the Carrier and Operator Services (“COS”) line of business, the fourth quarter revenues increased by $37.2 million over the same period last year. When compared to the third quarter of 2006, revenue improved by $8.9 million from $85.5 million to $94.4 million. The revenues for the full year were $309.1 million, a $87.7 million increase compared to 2005 results.

COS operating income in the fourth quarter of 2006 was $6.2 million, which is $1.4 million more than in the fourth quarter of 2005 and $2.7 million lower than in the third quarter of 2006. The operating income for the full year was $27.9 million, a $0.4 million increase compared to 2005 results.

Excluding costs of SARs the operating income of this business unit in the fourth quarter of 2006 was $9.7 million, which is $4.9 million more than in the fourth quarter of 2005 and $0.3 million higher than in the third quarter of 2006. The operating income for the full year was $32.5 million, a $5.0 million increase compared to 2005 results.

Implementation of the CPP rules resulted in additional revenue recognized for calls to mobile networks. The increase in revenue is accompanied by an increase in amounts paid to the mobile operators. As the margins on such traffic are lower than for the other types of traffic this has led to subsequent dilution of the overall gross margin.

Consumer Internet

In line with our strategy, we continue to develop our retail broadband offering. In October 2006, the first stage of our WiFi network rollout in Moscow was completed 3 months ahead of schedule. After four months of testing the GoldenWiFi network in Moscow was commercially fully launched in March 2007. As of March 14, 2007 we had approximately 6,000 customers who used our WiFi services.

The operating performance of the consumer Internet unit was affected by $2.6 million in fees for call origination after implementation of the new interconnection rules by the incumbent operators. These rules were introduced by the Russian government in 2005 and took effect starting from July 1, 2006. The total operating loss for 2006 was $8.0 million. We have addressed this issue through increases in rates for end users, which will take full effect during the first quarter of 2007.

Mobile

The Company is embarking on a Fixed-to-Mobile Convergence strategy. Working together with leading suppliers of telecom equipment, Golden Telecom is preparing to offer convergent services. The Company began the regional rollout of its GSM network in Ukraine which, in combination with the existing infrastructure, will be the base for the launch of the first FMC offering in the CIS. The network will cover major Ukrainian cities and will mainly support products and services for corporate customers. As in the case with our FTN and WiFi projects, no revenues have been recognized yet, but the Company carries costs which negatively affect operational margins. Management expects revenues from the FMC project to commence in the second half of 2007. Golden Telecom continues to operate its existing mobile network in Kiev and Odessa. During 2006, the revenues from our mobile operations were $9.6 million and the operating income amounted to $0.7 million.

Consolidated revenue by geographic regions

The Company reported impressive consolidated revenue increases in all regions. In the fourth quarter of 2006, our revenues in Moscow grew by 41% compared to same period last year, exceeding the market growth rate in the city. In other regions of Russia and the CIS our revenues grew by 46%, which again is faster than the market growth rate. In the fourth quarter 2006, 39% of total revenues came from outside of Moscow. The following table summarizes these results:
(In Millions)

Revenue	4Q06	4Q05	y-o-y	3Q06	q-o-q	2006	2005	y-o-y
Moscow	$154.0	$109.1	+41%	$144.8	+6%	$532.8	$432.3	+23%
Regions	96.8	66.4	+46%	83.9	+15%	321.8	235.1	+37%
Northwest region of Russia	25.7	16.1	+60%	19.1	+35%	79.2	58.8	+35%
Other regions of Russia and CIS	47.9	31.4	+53%	43.3	+11%	160.7	102.5	+57%
Ukraine	23.2	18.9	+23%	21.5	+8%	81.9	73.8	+11%

TOTAL REVENUE	$250.8	$175.5	+43%	$228.7	+10%	$854.6	$667.4	28%

Moscow	61%	62%	—	63%	—	62%	65%	-
Regions	39%	38%	—	37%	—	38%	35%	-

TOTAL REVENUE	$250.8	$175.5	+43%	$228.7	+10%	$854.6	$667.4	+28%

In line with its regional expansion strategy, in the fourth quarter of 2006 the Company acquired alternative operators and telecom assets in different regions of Russia:

- - -	in Ekaterinburg — Corus ISP, telecommunication assets of Uralkhimmash and Les-Transit; in Nizhny Novgorod — Vitus; in Cheboksary — Informtechnology.

In December 2006, Golden Telecom started the acquisitions of Fortland (completed in February 2007) and Corbina Telecom (expected to close in the second quarter of 2007). These acquisitions support our broadband and fiber to the building rollout and contributes to our entry into new markets (IPTV and digital TV broadcasting).

Cash and dividends

Our cash spent on capital expenditures for the twelve months ended December 31, 2006 was approximately $175.6 million. Cash spent on acquisitions during the same period amounted to $26.8 million.

On November 7, 2006, the Board of Directors of Golden Telecom declared a dividend for the third quarter of 2006 of $0.20 per share to shareholders of record as of November 8, 2006 which was paid out on November 22, 2006. Total dividends paid during 2006 amounted to approximately $22.0 million or $0.60 per share.

To finance its strategic objectives Golden Telecom signed a $275 million syndicated loan facility with fifteen international lenders. The issue was heavily oversubscribed, allowing the Company to increase the loan facility to $275 million from $200 million, as initially anticipated. The loan provides for an eighteen month commitment for utilization with quarterly repayments beginning twenty-four months after signing. The loan carries interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 1.5% per annum for the first twenty-four months and LIBOR plus 2% per annum thereafter. Our first drawdown of $25 million took place in February 2007.

This facility will be used to finance major growth projects. At the same time it will improve Golden Telecom’s capital structure, effectively lowering cost of capital and increasing future returns on equity.

Stock options and SARs

Presently, Golden Telecom is reviewing its Stock Appreciation Rights program and investigating other forms of equity based compensation for its employees to decrease the volatility of related expenses.

Key statistics in the fourth quarter of 2006

The Company reported an increase in points of presence, customers and contracts in each line of business, except for active cellular subscribers, when comparing fourth and third quarter 2006 results. The following table summarizes some selected customer statistics:

	4Q05	1Q06	2Q06	3Q06	4Q06
Access Points in Russia and the CIS	259	278	287	287	289
Number of Contracts
Business and Corporate Services	184,206	187,956	192,689	228,305	253,133
Carrier and Operator Services	1,827	1,985	2,101	2,281	2,388
Dial-up Internet access subscribers[3]	422,480	444,210	400,721	393,260	401,098
Active cellular subscribers	47,502	49,464	50,602	50,874	48,448

Note (3): ‘Dial-up Internet subscribers’ is the number of users (or logins) who have logged on to the system during the period in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.

GOLDEN TELECOM’S BUSINESS OVERVIEW

Golden Telecom’s strategy

In late 2005, Golden Telecom embarked on a new strategy which can be summarized as follows:

1.	Continue to grow and develop from our strengths, i.e. serving the corporate segment in Moscow and St. Petersburg. Our corporate customers generate the largest proportion of our revenue, provide us with the opportunity to launch new products and fuel our regional expansion as we grow with them beyond Moscow and St. Petersburg;

2.	Accelerate our regional expansion. As well as supporting our customers’ growth plans we have also identified several regions which have huge growth potential and where we plan to grow both organically and through acquisitions; and

3.	Enter new market segments such as small and medium size enterprises, small offices, home offices (“SOHO”) and residential customers. This has become possible with increasingly affordable new technologies, such as wireless broadband access and FTTB, and changes in regulation which allow providers to serve customers without having direct access to them.

This strategy is making Golden Telecom the leading fixed-line communications operator in Russia and the CIS.

We launched a major re-branding campaign in October 2006, presenting a new focused brand reflecting our strong move into the consumer market and in anticipation of future Triple-Play rollout.

Business market in Moscow

The strategy has already started to bring results. In the last quarter of 2006, in Moscow our focused approach led to a 41% increase in revenue from corporate customers when compared to the fourth quarter of 2005. We offer our customers a superior range of products and services with world class customer support. As a result, in the large corporate business segment we enjoy a high level of customer loyalty, with a low churn level and an estimated market share in this segment at 40%, well ahead of the incumbent.

Regional expansion

During the fourth quarter of 2006, the 46% year-on-year growth of the Company’s revenues from markets outside of Moscow has further encouraged the business development strategy. In the fourth quarter of 2006, the regional revenues represented 39% of our total revenues. Organic revenue growth is being fueled by regional expansion of our clients from Moscow and St. Petersburg as well as by pro-active marketing and competitive product offerings to corporate customers in the regions.

At the same time, Golden Telecom continues to pursue acquisitions to increase its market share in the Russian regions. In 2006, approximately 89% of our regional growth was organic; the remaining 11% was contributed by acquired companies.

By the end of 2006, the Company had a technical presence in 295 locations of which 168 are in Russia, 121 in the CIS and 6 in other countries. Presently, Golden Telecom provides commercial services in more than 80 cities including 17 out of the 20 largest Russian cities, which represent approximately 50% of the total fixed-line telecom market in the country. In 11 of these cities the Company has a market share of 10% or higher. Golden Telecom continues to expand regionally by targeting major population centers in Russia and the CIS. Wide regional presence is one of our key competitive advantages as no other alternative operator in Russia has a similar footprint.

Implementation of the broadband access rollout strategy

The broadband rollout is a key component of Golden Telecom’s strategy. The Company has continued to develop its broadband service offerings in 2006 by deploying broadband solutions in major cities of Russia, Ukraine, Uzbekistan and Kazakhstan.

Golden Telecom combines access technologies to deliver services based on several factors such as last mile availability, specific customer demands, resources and cost of customer acquisition. A brief overview of available broadband technologies is presented below:

Criteria	xDSL	Wireless (WiFi-WiMax)	Fiber
Speed	<512 Kbit	54 Mbit	100 Mbit
(shared bandwidth)
TV	1 channel	No	Yes

HDTV	No	No	Yes

Mobility	No	Yes	No

Installation	Easy	Plug & Play	Medium

•	WiFi

Golden Telecom provides broadband access to residential customers in the fast growing Moscow broadband market using wireless WiFi technology. The new network consists of WiFi nodes interconnected using a wireless backbone frequency, with one out of six connected to Golden Telecom’s large fiber optic cable network in Moscow. The Company obtained the necessary licenses and frequencies for an outdoor WiFi network and deployed more than 6,700 WiFi nodes. The network went live in October 2006, with official beta testing launched in November 2006. 90,000 people tried wireless broadband access from Golden Telecom between November 2006 and March 2007. The GoldenWiFi network was commercially launched effective from March 1, 2007 (visit www.GoldenWiFi.ru – also available in English).

In the future, the wireless broadband access will be bundled with other products and services such as broadband access via FTTB and VoIP, expanding the offering to ‘Triple Play Plus.’ The large metropolitan WiFi network covering the center of Moscow is an attractive value proposition for corporate customers who need mobility and high speed data services.

•	Fiber-to-the-Building (“FTTB”)

In order to meet growing demand for broadband access in Russia and the CIS, Golden Telecom is rolling out FTTB networks. Technically, FTTB is superior to all existing xDSL and other quasi-broadband solutions, as it offers higher speed, more bandwidth and security. In Russia, where the local loop has not been unbundled and the quality of copper lines is generally very poor, construction of fiber networks helps to create alternative high quality access to people’s homes. 65% of the 52 million households in Russia are situated in 65 cities and 65% of these live in high-rise residential buildings with 100 to 120 apartments per building on average. To reach these 20 million households one needs to connect to approximately 200,000 buildings. Golden Telecom has all the necessary resources to achieve this major objective.

In February 2007, Golden Telecom signed a Share Purchase Agreement and a Shareholders Agreement with the owners of Corbina Telecom. The acquisition of Corbina Telecom perfectly fits into our FTTB project:

•	It has the largest FTTB network in Moscow, the core broadband market in Russia;

•	Management has experience in an efficient rollout of fiber optic networks in densely populated metropolitan areas; and

•	Corbina Telecom has a team of skilled employees, who can be redeployed to other cities to construct similar networks

In late 2005, Corbina Telecom commenced the roll-out of its FTTB network which, to date, covers approximately 2.6 million apartments in Moscow, St. Petersburg, Yaroslavl, Tula, Orenburg, and Kaluga. The network serves approximately 170,000 broadband Internet customers including approximately 68,000 users that subscribed in the third and the fourth quarters of 2006. This compares favorably to the approximately 59,000 subscribers that were connected in the second half of 2006 by the incumbent.

Apart from the obvious benefits, Corbina’s technological innovations such as Microsoft IPTV based interactive TV zone, experienced management team, strong brand recognition and reputation strongly complement Golden Telecom’s business.

•	xDSL

The Company has deployed DSL nodes in Moscow, the Moscow region, and in other cities in Russia and the CIS, and now has over 1,300 nodes already installed with a combined capacity of almost 60,000 ports. As of March 1, 2007, almost 33,000 customers were connected using xDSL to our networks in Russia and in the CIS.

Federal Transit Network

In accordance with existing regulations, in May 2005, Golden Telecom obtained a license to provide domestic and international long distance services. Part of the requirement was to construct our own Federal Transit Network which consists of 4 ILD switches, 7 DLD switches and 88 points of interconnection – one in each of the regions of Russia. The Company also signed interconnection agreements with the incumbent operators and agreed on tariffs for interconnection. In December 2006, Golden Telecom received the necessary access codes (‘51’ for domestic long distance calls, ‘56’ for international long-distance calls). Customers can use either the ‘Carrier Select’ service or ‘Carrier Pre-Select’ whereby all DLD/ILD calls will be automatically transferred to Golden Telecom’s network.

Golden Telecom’s FTN is a ‘New Generation Network’ built using IP technology to ensure flexibility and high quality of service. Such an approach helps to make the network ‘future proof’ and keeps the cost of maintenance and upgrade low.

Golden Telecom launched its services in January 2007, targeting mainly wholesale customers. The next step in the marketing plan is to offer DLD/ILD services to corporate customers not directly connected to the Company’s network. In March 2007, Golden Telecom plans to start offering DLD/ILD services to residential customers throughout Russia. Using its wide coverage and local and zonal presence in key Russian regions, including Moscow, Golden Telecom will offer competitive rates, high quality customer support and an innovative sales approach. We will use our own sales force, agents and distributors to rapidly increase our customer base, at the same time promoting a high degree of loyalty.

Golden Telecom plans to capture 20% of the long distance market by 2010 up from the present 10-11%.

Digital TV broadcasting

Entry into the digital TV broadcasting market is another milestone in Golden Telecom’s development. TV penetration in Russia is estimated at 98% with approximately 48% of all households in Moscow owning 3 or more TV sets. The pay-TV market is still in its infancy with the largest operator having less than 500,000 subscribers. Recently, the Russian government announced a program for a complete switch from analog to digital TV broadcasting by 2014. Digital Video Broadcasting (“DVB”) was chosen as the standard technology.

Ongoing convergence between traditional telecom and media makes access to high quality content an essential prerequisite for the successful launch of bundled services. Digital ‘Free-to-Air’ broadcasting can help to capture a wide audience and effectively open the doors for selling broadband access and more value added TV products and services such as Pay-TV, Pay-per-View, Video-on-Demand, etc.. At the same time it will attract owners of premium content who want to be sure that their products are delivered to the widest audience in high-quality format.

Through the acquisition of Fortland, Golden Telecom obtained licenses and frequencies for DVB-T broadcasting. With DVB-T it is possible to broadcast 112 channels over 7 frequencies in Moscow and 96 channels over 6 frequencies in St. Petersburg using the MPEG-4 format. Applications for frequencies in another 22 major Russian cities have been submitted. The technology also allows encryption of certain channels thus enabling pay-TV services.

A team of professionals has joined Golden Telecom and are already working on the deployment of transmitters, interconnection with Golden Telecom’s backbone network and sourcing of content. Currently, approximately 35 million people live within the coverage area. Again, the first move advantage should help Golden Telecom to take a strong market position and then use its marketing and distribution power to sell a complete suite of telecom and media products delivered through a combination of cable and wireless technologies.

FMC in Ukraine

As part of our strategy we have started to develop a convergent offering. The construction of the first convergent network began in Ukraine, where we can combine the advantages of our own fixed and mobile networks. In April 2006, we applied and received GSM-1800 licenses in 22 regions in addition to our existing licenses in Kiev and Odessa. A roaming agreement with Ukrainian Radio Systems (“URS”), a subsidiary of Vimpelcom, significantly increases our reach to major Ukrainian cities outside of our current coverage area in Kiev and Odessa.

The convergent product offering will combine the high speed broadband access and data transmission of fixed networks with the mobility of a wireless solutions. We plan to offer our customers handheld terminals which can work using WiFi/GPRS/GSM technologies and support the Unlicensed Mobile Access (“UMA”) standard. In the fourth quarter of 2006, specialists from Alcatel installed the intellectual software which is the core element of the FMC platform. The solution being developed by Golden Telecom in Ukraine is similar to innovative products recently introduced by the leading British operator.

The new convergent products are designed for corporate customers, mainly in the small and medium segment. During 2007, the Company plans to launch its convergent offering in 6 major regions of Ukraine. Once proven successful, similar products will be offered in Russia where we most likely will enter into a partnership agreement with one of the major mobile operators.

OUTLOOK FOR 2007

Revenue

We estimate that the total telecom market in Russia in 2006 was approximately $31 billion, of which the fixed-line segment was 33%. Corporate customers represent 54% of the fixed-line market, while residential customers account for the remaining 46%. In terms of geographic distribution, Moscow contributed almost 32% and St. Petersburg 6%, with the remainder coming from the regions.

The recent developments in the telecom market in Russia:

- - - - -	Rapid growth in mobile penetration with overall levels estimated at 80-90% by the end of 2006. In Russia, GSM technology
dominates the mobile landscape;
A shift in corporate demand for telecom services as most of the businesses experience rapid growth and expand regionally,
thereby demanding investment in different kinds of Enterprise
Resource Planning (“ERP“) solutions and seamless communication;
Growing demand for broadband access and Triple-Play services.
Although the present penetration level is estimated at 5%, the market has been doubling every year, driven by increasing
disposable income and people’s desire for education,
entertainment and communication;
On-going consolidation of alternative operators where economies of scale and access to capital create competitive advantages for larger country-wide players. Acquisition of smaller operators or their assets complements organic growth and closes gaps in
regional or functional capabilities;
Convergence of telecommunication services, where new innovation allow the combining of different technologies to provide better value to customers. Similar processes occur between the telecom and media industries.

During 2003-2006 the total telecom spend in Russia has grown from $13 billion to $31 billion. We expect the telecom market in Russia to continue to demonstrate the same growth rates, reaching $70 billion in nominal terms by 2010. The largest increase is expected from the fixed-line sector, driven mainly by the demand for broadband access and continuous corporate demand for high quality sophisticated communications solutions. Convergent technologies are still in the very early stages of development, but potentially new products and services could stimulate additional demand.

We anticipate 35-40% revenue growth in 2007 including revenues of Corbina Telecom which we expect will be consolidated from the second half of 2007 onwards.

EBITDA

In 2006, our EBITDA excluding cost of SARs remained on 28-29% level. Excluding SARs costs we expect the EBITDA to grow by 30-35% in 2007.

CAPEX

Having embarked on the new strategy of business development and aiming at becoming the leading fixed-line communication operator in Russia and the CIS we continue to invest in our business. We estimate that between 2007 and 2010 our CAPEX will be approximately 20% of our revenues. Approximately half of this is necessary to sustain growth in line with the market growth rates and maintain, upgrade and develop existing infrastructure. We will invest the remaining 10% in construction of broadband networks, business development and new projects, all of which a target payback period of 3 years and IRR of 25%.

We expect CAPEX to decline as percentage of revenues once the deployment of broadband networks is completed.

Additional financial information regarding Golden Telecom, including non-GAAP to GAAP reconciliation, is contained in Attachments A through G.

Earnings Conference Call

The Company’s management will discuss its 2006 results during a conference call on March 15, 2007 at 4:00 pm Moscow time (9:00 am Eastern Daylight Time in the US). For US Callers, please call +1 (877) 209-0397, for International Callers, please call +1 (612) 332-0637.  No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.  The slide presentation may be accessed via webcast at the following URL address: http://www.visualwebcaster.com/event.asp?id=38446).

The conference call replay will be available at +1 (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 866004.  The conference call replay will be available from March 15, 2007 at 5:45 pm through March 22, 11:59 pm (Eastern Daylight Time in the US).

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 289 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Forward-looking statements

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our goal to make the Company the leading fixed-line communications operator in Russia and the CIS, our plans on how expect to utilize our syndicated loan facility and the expected benefits, our broadband strategy including WiFi and FTTB rollouts, our plans to expand our operations in Ukraine through FMC, our plans to further develop our DLD/ILD service offerings and utilize our long distance license and FTN, our acquisition strategy including our ongoing acquisitions of Corbina and Fortland, our plans for further entry into the Russian television broadcasting market, our regional expansion strategy, macroeconomic factors in the markets in which we operate including market size, financial forecasts, including expected revenue growth, expected capital expenditures, and market share estimates. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not be to develop utilize the syndicated loan facility in the manner we anticipate, and we are not able to develop our broadband strategy or rollout the necessary technologies to support such strategy, including WiFi and FTTB, that our plans to develop FMC in Ukraine are not realized, that we are not able to acquire companies as anticipate, that we are not able to realize upon the synergies of acquisitions or integrate the acquired companies well, that we are not able to enter the television broadcasting market in the manner we anticipate, that we are not able develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that our service offering will not be as competitive as those of our competitors, and that our investment strategy does not bring the expected benefits. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2006 and 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding income from continuing operations, EBITDA, operating income, operating margins, net income and net income per share, all without costs associated with SARs, which are non-GAAP financial measures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company’s financial position and results of operations. Management used EBITDA as the primary basis to evaluate the performance of each of its reportable segments. Further, management uses EBITDA for planning and forecasting in future periods.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and by investors to analyze operating performance and entity valuations. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry.

EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. These non-GAAP measures should not be considered as a substitute for reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the Company, many not be comparable to related or similarly titled measures reported by other companies.

Set forth in the following pages are attachments that reconcile these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

For additional information please contact:
Investor Relations:	Public Relations:
Alexey Subbotin e-mail: ir@gldn.net	Anna Chin Go Pin e-mail: achin@gldn.net

tel.: +7-501-797-9300 fax: +7-501-797-9331	tel.: +7-501-797-9300 fax: +7-501-797-9332

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US $, except per share data)

	Three Months Ended								Twelve Months Ended
			12/31/05				12/31/06				12/31/05				12/31/06
Revenues			$175.5		$		250.8		$		667.4		$		854.6
Operating costs and expenses:
Access and network services (excluding			93.0				147.3				347.5				474.4
depreciation and amortization)
Selling, general and administrative (excluding			32.5				47.9				119.9				152.8
depreciation and amortization)
Depreciation and amortization			23.5				27.2				84.0				100.2
Operating Income			26.5				28.4				116.0				127.2
Other income (expense):
Equity in earnings (losses) of ventures		(	0.1	)			0.9				0.4				1.9
Foreign currency gain (loss)		(	0.8	)			-			(	1.2	)			1.7
Interest income (expense), net			0.5			(	0.1	)			1.7				0.6

Total other income (expense)		(	0.4	)			0.8				0.9				4.2

Income before income taxes and minority interest			26.1				29.2				116.9				131.4
Income taxes			7.3				8.6				37.8				40.4
Minority interest			0.9				0.8				3.0				4.8

Income before cumulative effect of a change
in accounting principle			17.9				19.8				76.1				86.2

Cumulative effect of a change in accounting principle,			-				-				-			(	0.7	)
net of tax
Net Income			$17.9		$		19.8		$		76.1		$		85.5

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.49		$		0.54		$		2.09		$		2.36
Cumulative effect of a change in accounting principle			-				-				-			(	0.02	)

Basic earnings per share			$0.49		$		0.54		$		2.09		$		2.34

Weighted average common shares – basic			36.4				36.7				36.4				36.6

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.49		$		0.54		$		2.08		$		2.35
Cumulative effect of a change in accounting principle			-				-				-			(	0.02	)

Diluted earnings per share			$0.49		$		0.54		$		2.08		$		2.33

Weighted-average common shares — diluted			36.6				36.8				36.6				36.7

Cash dividend per share of common stock	$		0.20		$		0.20		$		0.80		$		0.60

– MORE –

ATTACHMENT B
Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

		12/31/05		12/31/06
ASSETS
Current assets
Cash and cash equivalents		$67.2		$18.4
Accounts receivable, net		91.7		147.7
VAT receivable		22.0		21.5
Prepaid expenses and other assets		30.5		43.8

Total current assets		211.4		231.4
Property and equipment, net		407.9		552.3
Goodwill		149.2		180.5
Intangible assets, net		93.9		116.6
Restricted cash and other assets		20.2		26.4

TOTAL ASSETS		$882.6		$1,107.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$89.8		$146.1
VAT payable		17.2		2.7
Debt maturing within one year and
current capital lease obligations		1.9		13.1
Other current liabilities		23.4		26.7

Total current liabilities		132.3		188.6
Long-term debt and capital lease obligations		2.4		1.6
Other liabilities		53.1		68.6

TOTAL LIABILITIES		187.8		258.8
Minority interest		19.7		31.2
SHAREHOLDERS’ EQUITY
Common stock		0.4		0.4
Additional paid-in capital		672.0		675.0
Deferred equity compensation	(	0.5	)	—
Retained earnings		3.2		66.7
Accumulated other comprehensive income		—		75.1

TOTAL SHAREHOLDERS’ EQUITY		675.1		817.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$882.6		$1,107.2

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Twelve Months Ended
		12/31/05				12/31/06
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$174.3		$		160.8
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	118.2	)		(	175.6	)
Acquisitions, net of cash acquired	(	18.1	)		(	26.8	)
Restricted cash		0.4				0.3
Other investing		2.9				0.9

NET CASH USED IN INVESTING ACTIVITIES	(	133.0	)		(	201.2	)
FINANCING ACTIVITIES
Cash dividends paid	(	29.1	)		(	22.0	)
Proceeds from debt		—				11.6
Repayment of debt	(	0.3	)		(	0.6	)
Net proceeds from exercise of employee stock options		1.4				3.2
Other financing		0.7			(	2.0	)

NET CASH USED IN FINANCING ACTIVITIES	(	27.3	)		(	9.8	)

Effects of exchange rate changes on cash and cash equivalents	(	0.5	)			1.4

Net increase (decrease) in cash and cash equivalents		13.5			(	48.8	)
Cash and cash equivalents at beginning of period		53.7				67.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$67.2		$		18.4

– MORE –

ATTACHMENT D

Reconciliation of consolidated EBITDA without cost of SARs to consolidated net income
(Amounts in millions of US $)

			Three Months Ended										Twelve Months Ended
				12/31/05			9/30/06				12/31/06				12/31/05		12/31/06
EBITDA without cost of SARs				$		50.0	$	65.5	$		70.4		$		200.0	$		246.9
	Cost of SARs					-		2.4			14.8				-			19.5
EBITDA						50.0		63.1			55.6				200.0			227.4
	Depreciation and amortization					23.5		26.4			27.2				84.0			100.2
Operating Income						26.5		36.7				28.4			116.0			127.2
Other income (expense):
	Equity in earnings (losses) of ventures		(		0.1	)		0.3			0.9				0.4			1.9
	Foreign currency gain (loss)		(		0.8	)		0.1			—			(	1.2 )			1.7
	Interest income (expense), net				0.5			0.1		(	0.1	)			1.7			0.6
												-
		Total other income	(		0.4	)		0.5				0.8			0.9			4.2

Income before income taxes and minority
Interest						26.1		37.2				29.2			116.9			131.4

Income taxes						7.3		11.1				8.6			37.8			40.4
Minority interest						0.9		1.9				0.8			3.0			4.8

Income before cumulative effect of a change
in accounting principle						17.9		24.2				19.8			76.1			86.2

Cumulative effect of a change in accounting
principle, net of tax						—		—				—			—		(	0.7	)
																			-
Net Income				$		17.9	$	24.2	$			19.8	$		76.1	$		85.5

– MORE –

ATTACHMENT E

Reconciliation of consolidated operating income without cost of SARs to consolidated net income
(Amounts in millions of US $)

			Three Months Ended									Twelve Months Ended
				12/31/05			9/30/06				12/31/06			12/31/05		12/31/06
Operating income without cost of SARs				$		26.5	$	39.1	$		43.2	$		116.0	$		146.7
	Cost of SARs					-		2.4			14.8			-			19.5
Operating Income						26.5		36.7			28.4			116.0			127.2

Other income (expense):
	Equity in earnings (losses) of ventures		(		0.1	)		0.3			0.9			0.4			1.9
	Foreign currency gain (loss)		(		0.8	)		0.1			—		(	1.2 )			1.7
	Interest income (expense), net				0.5			0.1		(	0.1 )			1.7			0.6
											-
		Total other income	(		0.4	)		0.5			0.8			0.9			4.2

Income before income taxes and minority
Interest						26.1		37.2			29.2			116.9			131.4

Income taxes						7.3		11.1			8.6			37.8			40.6
Minority interest						0.9		1.9			0.8			3.0			4.8

Income before cumulative effect of a change
in accounting principle						17.9		24.2			19.8			76.1			86.2

Cumulative effect of a change in accounting
principle, net of tax						—		—			—			—		(	0.7	)
																		-
Net Income				$		17.9	$	24.2	$		19.8	$		76.1	$		85.5

ATTACHMENT F

Reconciliation of consolidated net income without cost of SARs to consolidated net income
(Amounts in millions of US $)

	Three Months Ended				Twelve Months Ended
	12/31/05	9/30/06		12/31/06		12/31/05		12/31/06
Net Income without cost of SARs	$17.9	$26.3		32.5	$	76.1	$	103.0
Cost of SARs, net of tax	—	2.1		12.7		—		17.5
Net Income	$17.9	24.2	$	19.8	$	76.1	$	85.5

– MORE –

ATTACHMENT G

Reconciliation of consolidated net income per share — basic without cost of SARs to consolidated net income per share – basic
(Amounts in US $)

	Three Months Ended				Twelve Months Ended
	12/31/05	9/30/06		12/31/06		12/31/05		12/31/06
Net Income per share – basic without cost of SARs	$0.49	$0.72		0.89	$	2.09	$	2.81
Cost of SARs, net of tax	—	0.06		0.35		—		0.47
Net Income per share – basic	$0.49	0.66	$	0.54	$	2.09	$	2.34